Genesis Uranium Corp.

Monday March 3, 2008

Company Press Release

SOURCE: Genesis Uranium Corp.

Genesis Uranium Corp. Set to Study Wollaston East Property Results

Blaine, Washington – March 3, 2008 - Genesis Uranium Corp. (OTCBB: GERU.OB - News). Genesis Uranium Corp. (“Genesis”) is pleased to announce that it has engaged TerraNotes Ltd. of Edmonton, Alberta to interpret the results from an airborne electromagnetic and radiometric survey done on the Wollaston East Property completed by Terraquest of Markham, Ontario earlier this year. TerraNotes Ltd specializes in the research and development of new imaging technologies and methods for resource exploration. According to Randy White, President of Genesis, “We are very excited about this project’s possibilities and the potential value it may bring to our shareholders.”

Genesis anticipates receiving the final interpretations and report from the geophysical survey within 30 days. Based on the results of the survey a follow-up exploration program will be planned for the summer months of 2008.

The board of directors has accepted the resignation of Mr. David Deering, the company’s VP of Exploration, as of February 22, 2008. The company would like to thank him for his hard work and wishes him the best in future endeavors.

About Genesis Uranium Corp

Genesis Uranium Corp is a resource exploration and development company focusing on its uranium project in the Wollaston domain of North Eastern Saskatchewan.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: The statements in this release relating to completion of the acquisition and the positive direction are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, contractual difficulties which may arise, the failure to obtain necessary approvals, the future market price of Genesis Uranium Corp. common stock and the ability to obtain the necessary financing.

Contact:
Genesis Uranium Corp
Randy White
President
41 79 285 9887
Email: genesisminerals@gmail.com